Exhibit 99.1

    Business Editors

         WOODLAND HILLS, Calif.--(BUSINESS WIRE)--Sept. 25, 2003--Youbet.com, Inc. (Nasdaq: UBET), said today that its 2003 annual meeting will be delayed. The meeting will be rescheduled to comply with a court order, issued at approximately 5:00 p.m. Eastern time today, to supply shareholders with additional information on the potential consequences, both positive and negative, if one of the Company's shareholders, Gemstar, Inc. subsidiary ODS Technologies, exercises certain warrants prior to their expiration in May 2004.

         Youbet.com Chief Counsel Victor Gallo said that the Company would reissue proxies for the meeting. The new proxy will contain the same key proposals, one calling for staggered election of directors and another for supermajorities for approval of changes in Company articles and by-laws.

         "We do not agree with the Court's decision," Gallo said, "but we will use the Court's analysis as a roadmap for the new proxy. The Youbet.com board has elected to put the issue behind it so the Company remains focused on building its business.

         "We know of TVG's extraordinary appetite for litigation and we have no interest in feeding it any more than necessary at the expense of our shareholders," Gallo concluded.

         Youbet.com, Inc. is a leading online wagering company and the largest provider of horse racing content in the United States. Youbet.com is a patent and content licensee and maintains strategic relationships with TVG, an indirect subsidiary of Gemstar-TV Guide International, Inc. (Nasdaq: GMST) and MEC Pennsylvania Racing, part of Magna Entertainment Corp. (Nasdaq: MIEC). Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby.

         Youbet.com operates Youbet.com TotalAccess(SM), an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.Youbet.com.

         Forward Looking Statements

         This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the company's filings with the Securities and Exchange Commission. Further, the Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements."

--30--AMP/la*

CONTACT: Youbet.com, Inc., Woodland Hills
         Victor Gallo, 818-668-2100

SOURCE:  Youbet.com, Inc.